Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 MEF filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated February 26, 2024, except for Note 13, as to which the date is August 5, 2024, relating to the consolidated financial statements of Venu Holding Corporation and Subsidiaries, formerly known as Notes Live, Inc. and Subsidiaries, as of and for the years ended December 31, 2023 and 2022. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.
Jericho, New York
November 26, 2024